Exhibit 3.1

Name of entity as on file with the Nevada Secretary of State : FOCUS UNIVERSAL INC. Entity or Nevada Business Identification Number (NVID) : NV20121720610 1. Entity information Certificate to Accompany Restated Articles or Amended and Restated Articles Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. 2. Restated or Amended and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two - thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued 3. Type of amendment filing being completed: (Select only one box): (If amending, complete section 1,3,5 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 74.85% Or No action by stockholders are required Officer"s Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. Dissolution The purpose of the entity has been amended. Merger The authorized shares have been amended. Conversion Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Business Number E0618822012 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20244531343 Filed On 12/13/2024 12:40:38 PM Number of Pages 7 This form must be accompanied by appropriate fees. page 1 of 3

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ShareTypeName SharesValue SharesQuantity ShareType ShareName Date: 12/13/2024 Time: (must not be later than 90 days after the certificate is filed) 4. Effective date and Time: (Optional) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added . Articles have been deleted Other . The articles have been amended as follows : (provide article numbers, if available) (attach additional page(s) if necessary) 5. Information Being Changed: (Domestic corporations only) X Desheng Wang Officer Signature of Officer, Incorporator or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. 6. Signature: (Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) This form must be accompanied by appropriate fees. page 2 of 3

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Filed in the Office of	Business Number E0618822012-2
Filing Number 20244531343
Secretary of State State Of Nevada	Filed On 12/13/2024 12:40:38 PM

Number of Pages 5

AMENDED AND RESTATED ARTICLES OF

OF

FOCUS UNIVERSAL INC.
a Nevada corporation

FIRST. The name of the corporation is Focus Universal Inc. (the “Corporation”).

SECOND. The Corporation may maintain an office, or offices, in such other places within or outside the State of Nevada as may be from time to time designated by the Board of Directors or the Bylaws of the Corporation. The Corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this Corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a)	Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.
b)	May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this Corporation is organized.
c)	Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.
d)	Shall have power to sue and be sued in any court of law or equity.
e)	Shall have power to make contracts.
f)	Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.
g)	Shall have power to appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation.
h)	Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.
i)	Shall have power to wind up and dissolve itself, or be wound up or dissolved.
j)	Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

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k)	Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.
l)	Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.
m)	Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.
n)	Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.
o)	Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the Corporation, or any amendments thereof.
p)	Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.
q)	Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH. The total number of shares that the Corporation is authorized to issue is 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). Said shares may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

FIFTH. The governing board of the Corporation shall be styled as a “Board of Directors” and any member of such Board of Directors shall be known as “Directors” and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, providing that the number of Directors shall not be reduced to fewer than one (1). The Board of Directors shall have five (5) members and the name and address of the Directors shall be as follows:

Name	Address
Desheng Wang	2311 East Locust Court, Ontario, California 91761
Edward Lee	2311 East Locust Court, Ontario, California 91761
Michael Pope	2311 East Locust Court, Ontario, California 91761
Carine Clark	2311 East Locust Court, Ontario, California 91761
Sean Warren	2311 East Locust Court, Ontario, California 91761

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been aid in, shall not be subject to assessment to pay the debts of the Corporation.

SEVENTH. The name and address of the registered agent of the Corporation in the State of Nevada is:

Registered Agent Solutions, Inc.

187 E Warm Springs Road, Suite B

Las Vegas, NV, 89119, USA

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EIGHTH. The Corporation is to have perpetual existence.

NINTH. In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized:

a)	Subject to the Bylaws, if any, adopted by the Stockholders, to make, alter or amend the Bylaws of the Corporation.
b)	To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.
c)	By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names as may be stated in the Bylaws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.
d)	When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

TENTH. No Stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ELEVENTH. No Director or Officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the Corporation for acts or omissions prior to such repeal or modification.

TWELFTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Amended and Restated Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this first Amended and Restated Articles of Incorporation to be executed by a duly authorized officer on this 12th day of December 2024

Desheng Wang, Chief Executive Officer

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